UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

OPENTV CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held June 27, 2007

Dear Stockholders of OpenTV Corp.:

We cordially invite you to attend the 2007 annual meeting of stockholders of OpenTV Corp. The meeting will be held on Wednesday, June 27, 2007, beginning at 2:00 p.m. (Pacific Time) at our principal executive offices located at 275 Sacramento Street, San Francisco, California 94111.

We are holding the annual meeting to:

1. Elect ten directors to our board of directors, each to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2. Ratify our board of directors’ selection of Grant Thornton LLP as our independent auditors for our 2007 fiscal year; and

3. Transact any other business as may properly come before the meeting and any adjournment or postponement of the meeting.

This document describes the annual meeting, the enumerated proposals and other matters. Our board of directors believes that the enumerated proposals are in the best interests of OpenTV and its stockholders, and unanimously recommends that holders of OpenTV Class A and Class B ordinary shares vote for the (1) election of the listed directors and (2) ratification of the appointed independent auditors.

Only stockholders who owned our stock at the close of business on May 23, 2007, the record date for the annual meeting, may vote at the meeting or at any adjournment or postponement of the meeting. Voting materials, which include this proxy statement, proxy card and the annual report on Form 10-K for the year ended December 31, 2006, will be first mailed to stockholders entitled to vote at the meeting on May 23, 2007. Your vote is important. Whether or not you plan to attend the annual meeting, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it as promptly as possible in the accompanying postage paid return envelope. Alternatively, you may submit your proxy over the Internet or telephonically.  This will ensure that your shares are represented at the meeting. It will not, however, prevent you from later revoking your proxy or changing your vote at the meeting, in each case as more fully described in the attached proxy statement. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our principal executive offices in San Francisco at least ten days prior to the meeting for any purpose related to the meeting.

Thank you for your continued support and interest in our company.

Sincerely,

/s/
André Kudelski
André Kudelski
Chairman of the Board

San Francisco, California
May 23, 2007

OPENTV CORP.
PROXY STATEMENT

Information About Solicitation and Voting

Our board of directors is soliciting your proxy for our 2007 annual meeting of stockholders. The meeting will be held on Wednesday, June 27, 2007, beginning at 2:00 p.m. Pacific Time at our principal executive offices located at 275 Sacramento Street, San Francisco, California 94111. Our telephone number is (415) 962-5000. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Q:	What is the purpose of the annual meeting?

A:	At our annual meeting, stockholders will act upon the proposals described in this proxy statement. In addition, management will provide a short presentation about the company and will be available to answer questions from stockholders.

Q:	Where and when is the annual meeting?

A:	Our annual meeting of stockholders will take place on Wednesday, June 27, 2007, at 2:00 p.m. Pacific Time at our principal executive offices located at 275 Sacramento Street, San Francisco, California 94111.

Q:	Who can vote at the meeting?

A:	Our board of directors set May 23, 2007 as the record date for the meeting. If you owned any of our Class A ordinary shares or Class B ordinary shares at the close of business on May 23, 2007, you may attend and vote at the meeting. You are entitled to one vote for each Class A ordinary share and ten votes for each Class B ordinary share that you held on the record date for all matters to be voted on at the meeting. As of March 31, 2007, 108,063,729 Class A ordinary shares and 30,510,150 Class B ordinary shares were outstanding.

Q:	What is the quorum requirement for the meeting?

A:	A majority of the votes represented by our Class A ordinary shares and Class B ordinary shares, considered as a single class, outstanding as of the record date must be present in person or represented by proxy at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present in person or represented by proxy at the meeting if you are present and vote in person at the meeting, or if you have properly submitted a proxy by Internet, telephone or mail. Proxies received but marked as abstentions and broker non-votes (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will be included in the calculation of the number of votes considered to be present at the meeting.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting in person, please bring the enclosed proxy card and proof of identification to the meeting. If you hold your shares in a brokerage account in your broker’s name (in “street name”), your broker will forward these proxy materials to you. If you hold your shares in street name, you have the right to direct your broker on how to vote the shares, but you may not vote these shares in person at the annual meeting unless you obtain a proxy form from the broker that holds your shares.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a stockholder of record or in street name, you may vote without attending the meeting. You may vote by submitting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. Please refer to the enclosed proxy card for instructions on how to submit a proxy by Internet, telephone or mail. For shares held in street name, the voting instruction card will be included with the proxy statement delivered by your broker or nominee.

Q:	How can I change my vote after I return my proxy?

A:	You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by submitting a new proxy at a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q:	What proposals are scheduled to be voted on at the meeting?

A:	There are two proposals scheduled for a vote. They are:

• Proposal No. 1: To elect ten directors to our board of directors, each to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified; and

• Proposal No. 2: To ratify our board of directors’ selection of Grant Thornton LLP as our independent auditors for our 2007 fiscal year.

We are not aware of any other matters to be acted upon at the annual meeting.

Q:	What is the vote required for each proposal?

A:	Election of Directors. You may vote “FOR” a nominee for our board of directors or you may withhold authority to vote for the slate as nominated by marking the “WITHHOLD FOR ALL” box. You may also withhold authority to vote for any individual nominee or nominees. The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, is required for a director to be elected. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more nominees will not be voted with respect to the nominee(s) indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Independent Auditors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal No. 2. The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, is required for approval. A properly executed proxy marked “ABSTAIN” with respect to the proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum.

Kudelski SA, which controls 74.7% of the voting shares of our company as of March 31, 2007, has expressed its intention to vote “FOR” approval of each director nominee and “FOR” the ratification of our independent auditors for our 2007 fiscal year.

All proxies will be voted in accordance with the instructions specified on the enclosed proxy card. If you just sign your proxy card with no additional instructions, your shares will be voted in accordance with the recommendations of our board of directors. If you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, which is referred to as a “broker non-vote,” then your shares may, in the discretion of the broker, bank or other nominee, be voted on the proposals regarding the election of directors and ratification of independent auditors. Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results are tabulated and certified by ADP Investor Communication Services.

Q:	What are the recommendations of our board of directors?

A:	Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board of directors’ recommendation is set forth together with the description of each proposal in this proxy statement. In summary, our board of directors recommends a vote:

• FOR the election of the ten nominated directors to our board of directors (see Proposal No. 1); and

• FOR ratification of the appointment of Grant Thornton LLP as our independent auditors for our 2007 fiscal year (see Proposal No. 2).

Q:	Where can I find the voting results?

A:	The preliminary voting results will be announced at the annual meeting of stockholders. The final results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2007.

INFORMATION CONCERNING OUR CURRENT DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our directors and executive officers as of the date of this proxy statement, including their ages and any directorships held in public companies. Unless otherwise indicated, each director or executive officer may be contacted at our principal executive offices at 275 Sacramento Street, San Francisco, California 94111.

Name and Age	Position

André Kudelski Age 47	Our director since January 2007 and our Executive Chairman of the Board of Directors since March 2007; Chairman and Chief Executive Officer of Kudelski SA (“Kudelski”) since 1991; member of Kudelski’s Board of Directors since 1987 and its Chairman of the Board since 1991; currently a director of the Edipresse Group (an international media and communications company), Nestlé (a global food and beverage company), HSBC Private Banking Holdings (a global bank) and Dassault Systèmes (a provider of Product Lifecycle Management software solutions).

Alan A. Guggenheim Age 57	Our director since January 2007 and our President and Chief Executive Officer since March 2007; Executive Vice President and member of the Executive Board of Kudelski from January 2003 to March 2007; Chief Executive Officer of NagraStar LLC (a joint venture between EchoStar Communications and Kudelski that supplies conditional access systems and security access devices and services to EchoStar’s Dish Network and its affiliated companies) from January 2001 to March 2007; Chairman of the Board of Nagra USA, Inc. (a subsidiary of Kudelski) since 2003.

James A. Chiddix Age 61	Our director since March 2004; our Executive Chairman and Chief Executive Officer from May 2004 through March 2007; President of MystroTV (a business unit of Time Warner Cable formed to provide digital customers with the ability to pause, rewind and restart live television and to recapture missed programming) from July 2001 to January 2004; currently a director of Vyyo Inc. (a supplier of ultra broadband access equipment for cable system operators) and Symmetricom, Inc. (a provider of precise time and frequency products and services that accelerate the deployment and enable the management of next generation networks).

Joseph Deiss Age 61	Our director since January 2007; Federal Councillor for the Swiss federal government from March 1999 to August 2006; Head of the Swiss Federal Department of Economic Affairs from 2002 to 2006; President of the Swiss Confederation from January 2004 to December 2004; Head of the Swiss Federal Department of Foreign Affairs from 1999 to 2002.

Lucien Gani Age 58	Our director since January 2007; General Counsel and Head of Legal Affairs of Kudelski since January 2006; currently also a Partner of MCE Avocats, a Swiss law firm, since 1990.

Jerry Machovina Age 59	Our director since October 2003; currently a private investor; currently a director and Senior Consultant to Vehix.com; since Executive Vice President of Yankees Entertainment and Sports Network (YES) from September 2001 to October 2002.

Mercer Reynolds Age 61	Our director since January 2007; Chairman of the Board of Directors of Reynolds, DeWitt & Co., an investment firm, since 1979 (except during his tenure as United States Ambassador); United States Ambassador to Switzerland and Liechtenstein from September 2001 to April 2003.

Name and Age	Position

Pierre Roy Age 55	Our director since January 2007; Chief Operating Officer and Executive Vice President of Nagravision S.A. (a subsidiary of Kudelski) since January 2003; Owner of Pierre Roy Consulting Company (a private consulting company based in Switzerland) from 1999 to 2003.

Claude Smadja Age 61	Our director since January 2007; Founder and President of Smadja & Associates Inc. (a strategic advisory firm based in Nyon, Switzerland and New York, New York working with global corporations on strategic issues) since June 2001; currently the Vice Chairman of the Board of Directors of Kudelski and director of the Edipresse Group (an international media and telecommunications company) and Infosys Corporation (a provider of consulting and information technology services).

J. David Wargo Age 53	Our director since August 2002; President of Wargo & Company, Inc., a private investment company specializing in the communications industry, since January 1993; currently a director of Strayer Education, Inc. (an education services holding company), Liberty Global, Inc. (an international cable operator offering advanced video, telephone, and Internet access services) and Discovery Holding Company (a holding company for its wholly-owned subsidiary, Ascent Media Group, Inc., and 50%-owned Discovery Communications, Inc.).

Mark Beariault Age 36	Our General Counsel since August 2006; also served as Deputy General Counsel and Associate General Counsel since joining our company in November 2003; Senior Corporate Counsel at VERITAS Software (a provider of infrastructure software) from November 2002 to November 2003; previously an associate at the law firms of Simpson Thacher & Bartlett in New York, NY and Wilson Sonsini Goodrich & Rosati in Palo Alto, CA.

Shum Mukherjee Age 56	Our Executive Vice President and Chief Financial Officer since June 2005; Executive Vice President, Finance and Operations and Chief Financial Officer at Genus, Inc. (a semiconductor equipment company) from October 2001 to June 2005.

There are no family relations among the above named individuals by blood, marriage or adoption. During the past five years, none of the above persons was convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. During the past five years, none of the above persons has had any involvement in such legal proceedings as would be material to an evaluation of his ability or integrity.

Section 16(a) Beneficial Ownership Reporting Compliance

In accordance with Section 16(a) of the Securities Exchange Act of 1934 and the regulations of the Securities and Exchange Commission, our directors, executive officers and holders of more than 10% of our ordinary shares are required to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the NASDAQ Stock Market and to furnish us with copies of all of the reports they file.

Based solely on our review of the copies of the forms furnished to us and written representations from the reporting persons, we are unaware of any failures during 2006 to file Forms 3, 4 or 5 or any failures to file such forms in a timely basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The table below sets forth, to the extent known by us or ascertainable from public filings, certain information as of March 31, 2007 with respect to the beneficial ownership of each class of our ordinary shares by each person who is known by us to be the beneficial owner of more than five percent of any class of our ordinary shares.

Unless otherwise indicated in the footnotes below, each entity has sole voting power and investment power with respect to the ordinary shares set forth opposite such entity’s name. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Ordinary shares issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after March 31, 2007, are deemed to be outstanding and to be beneficially owned by that entity holding the options, warrants or convertible securities for the purpose of computing the percentage ownership and voting power of that entity, but are not treated as outstanding for the purpose of computing the percentage ownership and voting power of any other entity. For purposes of the following presentation, beneficial ownership of OpenTV Class B ordinary shares, though convertible on a one-for-one basis into OpenTV Class A ordinary shares, is reported as beneficial ownership of OpenTV Class B ordinary shares only, and not as beneficial ownership of OpenTV Class A ordinary shares.

The percentage ownership information set forth in the following table is based upon 108,063,729 OpenTV Class A ordinary shares and 30,510,150 OpenTV Class B ordinary shares, in each case, outstanding as of March 31, 2007.

	Class of	Number of	Percent of	Voting
Name and Address of Beneficial Owner	Stock	Shares	Class	Power

Kudelski SA(1)	Class A	6,533,951	6.1%	74.7%
22-24, Route de Genève	Class B	30,206,154	99.0%
Case Postale 134 1033 Cheseaux, Switzerland
Sun Microsystems, Inc.(2)	Class A	7,594,796	7.0%	1.8%
901 San Antonio Road Mail Stop PAL 1-S2 Palo Alto, CA 94304

(1)	The Class A ordinary shares are held by Kudelski Interactive Cayman, Ltd., and the Class B ordinary shares are held by Kudelski Interactive USA, Inc., both of which are subsidiaries of Kudelski.

(2)	Sun Microsystems, Inc. holds its shares through its subsidiary, Sun TSI Subsidiary, Inc.

Security Ownership of Management

The following table sets forth, to the extent known by OpenTV or ascertainable from public filings, certain information as of March 31, 2007 with respect to the beneficial ownership of OpenTV Class A ordinary shares and OpenTV Class B ordinary shares by (i) each of our current directors; (ii) each person nominated to be a director; (iii) each of our named executive officers identified in “Executive Compensation” below; and (iv) all current directors and executive officers as a group. In addition, the table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership by such individuals of equity securities of Kudelski SA, which owns a controlling interest in us.

The following information regarding OpenTV ordinary shares is given as of March 31, 2007 and, in the case of percentage ownership information, is based on 108,063,729 OpenTV Class A ordinary shares and 30,510,150 OpenTV Class B ordinary shares, in each case outstanding on that date. The following information regarding equity securities of Kudelski SA is given as of March 31, 2007, unless otherwise indicated, and, in the case of percentage ownership information, is based on 46,300,000 registered shares and 47,343,828 bearer shares of Kudelski SA outstanding on that date. For purposes of the information below regarding ownership of Kudelski SA shares,

Kudelski SA’s registered shares are wholly owned by André Kudelski and his family. The other named individuals who hold Kudelski SA shares own bearer shares. Each registered and bearer share entitles its holder to one vote.

Shares issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after March 31, 2007, with respect to our and Kudelski SA securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership and voting power of that person, but are not treated as outstanding for the purpose of computing the percentage ownership and voting power of any other person. For purposes of the following presentation, beneficial ownership of OpenTV Class B ordinary shares, though convertible on a one-for-one basis into OpenTV Class A ordinary shares, is reported as beneficial ownership of OpenTV Class B ordinary shares only, and not as beneficial ownership of shares of OpenTV Class A ordinary shares. So far as is known to us, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table.

		Amount and Nature of		Percent of		Voting
Name of Beneficial Owner	Title of Class	Beneficial Ownership		Class		Power

Nigel W. Bennett	OpenTV Class A	244,825	(1)		*	*
	OpenTV Class B	—
	Kudelski SA	—
James A. Chiddix(2)	OpenTV Class A	619,637	(3)		*	*
	OpenTV Class B	—
	Kudelski SA	—
Joseph Deiss	OpenTV Class A	10,000			*	*
	OpenTV Class B	—
	Kudelski SA	—
Tim Evard(4)	OpenTV Class A	28,201			*	*
	OpenTV Class B	—
	Kudelski SA	—
Lucien Gani	OpenTV Class A	—
	OpenTV Class B	—
	Kudelski SA	110			*	*
Alan A. Guggenheim	OpenTV Class A	60,000			*	*
	OpenTV Class B	—
	Kudelski SA	16,325	(5)		*	*
André Kudelski	OpenTV Class A	6,533,951	(6)	6.1	%(6)	74.7%
	OpenTV Class B	30,206,154	(6)	99.0	%(6)
	Kudelski SA	53,040,147	(7),(8)	56.6	%(7)	56.6%
Jerry Machovina	OpenTV Class A	22,654	(9)		*	*
	OpenTV Class B	—
	Kudelski SA	—
Shum Mukherjee	OpenTV Class A	111,804	(10)	*		*
	OpenTV Class B	—
	Kudelski SA	—
Mercer Reynolds	OpenTV Class A	—		—		—
	OpenTV Class B	—
	Kudelski SA	—
Pierre Roy	OpenTV Class A	—
	OpenTV Class B	—
	Kudelski SA	7,652			*	*
Claude Smadja	OpenTV Class A	—
	OpenTV Class B	—
	Kudelski SA	1,300			*	*

		Amount and Nature of		Percent of	Voting
Name of Beneficial Owner	Title of Class	Beneficial Ownership		Class	Power

J. David Wargo	OpenTV Class A	58,695	(11)	*	*
	OpenTV Class B	—
	Kudelski SA	—
Scott Wornow(12)	OpenTV Class A	157,759	(13)	*	*
	OpenTV Class B	—
	Kudelski SA	—
All current directors and executive
officers as a group (15 persons)	OpenTV Class A	7,847,526	(14)(15)	7.3%	74.8%
	OpenTV Class B	30,206,154	(15)	—
	Kudelski SA	53,065,534		56.7%	56.7%

*	Indicates less than 1 percent

(1)	Includes beneficial ownership of 221,718 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2007, pursuant to stock options.

(2)	Mr. Chiddix remains a director of our company, but his employment as our Chief Executive Officer ended on April 17, 2007.

(3)	Includes beneficial ownership of 545,000 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2007, pursuant to stock options.

(4)	Mr. Evard’s employment with us ended on January 31, 2007.

(5)	Includes beneficial ownership of 12,202 Kudelski shares that may be acquired within 60 days after March 31, 2007, pursuant to stock options.

(6)	Represents Class A and Class B ordinary shares of OpenTV Corp. held by affiliates of Kudelski SA for which Mr. Kudelski may be deemed the beneficial owner as a result of his control of Kudelski SA shares.

(7)	Includes Kudelski registered and bearer shares held by Mr. Kudelski and his family (under the sole voting control of Mr. Kudelski).

(8)	Includes beneficial ownership of 19,000 Kudelski shares that may be acquired within 60 days after March 31, 2007, pursuant to stock options.

(9)	Includes beneficial ownership of 22,654 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2007, pursuant to stock options.

(10)	Includes beneficial ownership of 96,874 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2007, pursuant to stock options.

(11)	Includes beneficial ownership of 33,904 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2007, pursuant to stock options.

(12)	Mr. Wornow’s employment with us ended on April 1, 2007.

(13)	Includes beneficial ownership of 108,123 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2007, pursuant to stock options.

(14)	Includes beneficial ownership of 1,070,043 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2007, pursuant to stock options.

(15)	Includes Class A and Class B ordinary shares of OpenTV Corp. held by affiliates of Kudelski SA. See footnote 6 above.

Changes in Control

We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our articles of association authorize no fewer than five and no more than fifteen directors. Our board of directors currently consists of ten authorized directors. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. Our board of directors is not divided into classes. Each member of our board of directors is elected by the stockholders at each annual meeting to serve until the occurrence of the next annual meeting.

Our board of directors currently consists of: André Kudelski, Alan A. Guggenheim, James A. Chiddix, Joseph Deiss, Lucien Gani, Jerry Machovina, Mercer Reynolds, Pierre Roy, Claude Smadja and J. David Wargo.

You are being asked to elect ten directors who will become our directors on the date of the annual meeting. The names of our board of directors’ nominees are identified below. The shares represented by the enclosed proxy card for our annual meeting will be voted “FOR” the election of the nominees listed below unless authority to vote for the election of directors is withheld. You may withhold authority to vote for the slate as nominated by marking the “WITHHOLD FOR ALL” box on the proxy card. You may withhold authority to vote for any individual nominee or nominees by marking the “EXCEPTIONS” box on the proxy card and writing the name of the nominee or nominees on the line provided. If any of the nominees should unexpectedly decline or be unable to act as director, our board of directors may either reduce the number of directors to be elected or cause a substitute nominee to be selected. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

Nominees for Election as Directors:

Year First
Elected or
Name	Appointed Director

James A. Chiddix	2004
Joseph Deiss	2007
Lucien Gani	2007
Alan A. Guggenheim	2007
André Kudelski	2007
Jerry Machovina	2003
Mercer Reynolds	2007
Pierre Roy	2007
Claude Smadja	2007
J. David Wargo	2002

For more information about the ten individuals nominated to be our directors, see “Information Concerning Our Current Directors and Executive Officers.” There are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominee was selected to stand for election to our board of directors. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected.

Required Vote and Board Recommendation

The affirmative vote of a majority of the total votes cast at the annual meeting, in person or by proxy, is required for a director to be elected.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee of our board of directors has selected Grant Thornton LLP as our independent auditors to perform the audit of our financial statements for the year ending December 31, 2007. You are being asked to ratify this selection.

Stockholder ratification of the selection of Grant Thornton LLP as our independent auditors is not required by our amended and restated memorandum of association or articles of association or otherwise. However, we are submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our audit committee will reconsider whether or not to retain Grant Thornton LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it is determined that such a change would be in our stockholders’ and our best interests.

We expect that one or more representatives of Grant Thornton LLP will be present at the meeting, will be able to make a statement, if they wish to do so, and will be able to respond to appropriate questions.

Dismissal of Prior Independent Auditor

The audit committee of our board of directors decided to replace KPMG LLP (“KPMG”) as our independent registered public accounting firm on June 29, 2006 and engaged Grant Thornton LLP (“Grant Thornton”) on July 6, 2006. The reports of KPMG on the consolidated financial statements of our company and its subsidiaries as of and for the years ended December 31, 2004 and December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2004 and December 31, 2005 and through June 29, 2006, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference thereto in its reports on our consolidated financial statements for such years.

During 2004 and 2005 and through June 29, 2006, there had been no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K except that the company identified and the audit report of KPMG on management’s assessment of the effectiveness of internal control over financial reporting indicated that we did not maintain effective internal control over financial reporting as of December 31, 2005 in that:

•	our financial reporting process did not provide for effective account analysis for certain financial statement accounts; and

•	we did not have sufficient personnel with adequate technical expertise to analyze effectively, and review in a timely manner, our accounting for revenue and income taxes.

The company authorized KPMG to respond fully to the inquiries of the successor independent registered public accounting firm concerning the subject matter of the material weaknesses described above.

Management concluded in a report audited by Grant Thornton, our current independent registered public accounting firm, that as of December 31, 2006, the company had remediated these material weaknesses in internal control over financial reporting.

Audit Fees and All Other Fees

The following tables present fees for services rendered by Grant Thornton during 2006 and fees for services rendered by KPMG in 2006 and 2005 (amounts in thousands).

Grant Thornton LLP:

2006

Audit fees, excluding audit-related fees(1)	$1,182
Audit-related fees	$—
Tax fees	$—
All other fees	$—

(1)	Represents fees billed for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and work required under Section 404 of the Sarbanes-Oxley Act of 2002.

KPMG LLP:

	2006	2005

Audit fees, excluding audit-related fees(1)	$284	1,404
Audit-related fees(2)	$—	43
Tax fees(3)	$189	47
All other fees	$—	—

(1)	Represents fees billed for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and work required under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Represents professional consultations with respect to accounting issues affecting our financial statements, new accounting pronouncements, issuance of consents for regulatory filings and acquisition-related services.

(3)	Represents tax compliance and consultations regarding the tax implications of certain transactions and application of foreign tax laws.

The Audit Committee of our board of directors has policies and procedures that require the pre-approval by the audit committee of services performed by our independent auditors. At the beginning of each year, the audit committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by our independent auditors during the year. In addition, audit committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees approved by the audit committee. The performance by our independent auditors of any non-audit services additionally requires a determination by the audit committee that performance of such services will not impair independence. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved by the audit committee in compliance with the pre-approval policies and procedures described herein.

Required Vote and Board Recommendation

Stockholder ratification of Grant Thornton as our independent auditors requires the affirmative vote of a majority of the votes cast at the annual meeting in person or by proxy.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT AUDITORS.

CORPORATE GOVERNANCE AND BOARD MATTERS

Recent Events

On January 16, 2007, Kudelski SA and certain of its subsidiaries (collectively, “Kudelski”) completed a stock purchase transaction with Liberty Media Corporation (“Liberty”), pursuant to which Kudelski acquired 6,533,951 of our Class A ordinary shares and 30,206,154 of our Class B ordinary shares from Liberty. The shares acquired by Kudelski collectively represent an economic interest of approximately 26.5% and a voting interest of approximately 74.7% in our company, based on the number of our ordinary shares outstanding as of March 31, 2007. In connection with and as a condition to the closing of the Kudelski transaction, a majority of our board of directors changed. André Kudelski, Joseph Deiss, Lucien Gani, Alan A. Guggenheim, Mercer Reynolds, Pierre Roy and Claude Smadja were appointed to serve on our board of directors, and Robert R. Bennett, Anthony G. Werner and Michael Zeisser resigned from our board of directors, effective as of the close of the transaction. On February 22, 2007, J. Timothy Bryan also resigned from our board of directors. A majority of our board of directors now consist of persons designated by Kudelski. In addition, our board of directors has recently appointed André Kudelski as our executive chairman of the board and Alan A. Guggenheim as our chief executive officer.

Board Meetings and Selection Process

Our board of directors held eight (8) meetings in 2006. Other than Robert R. Bennett and Anthony G. Werner, each director attended at least 75% of the meetings of our board of directors that were held in 2006.

During 2006, our board of directors had an audit committee, a compensation committee and an incentive plan committee. Each director attended at least 75% of the meetings of each of the committees of our board of directors on which he served in 2006.

In February 2007, our board of directors replaced the compensation committee with a Compensation and Nominating Committee and formed an Executive Committee.

Directors are generally elected annually and serve until their successors are duly elected and qualified.

We are a “controlled company” as defined in Rule 4350(c)(5) of the Nasdaq Marketplace Rules because more than 50% of our voting power is beneficially owned by Kudelski. Please see “Security Ownership of Certain Beneficial Owners and Management” above. Therefore, we are not subject to the requirements of Rule 4350(c) that would otherwise require us to have (i) a majority of independent directors on our board of directors; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for our board of directors’ selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

Director Independence

It is our policy that certain members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no direct or indirect material relationship with our company. Our board of directors evaluates each director’s independence under the NASDAQ Global Market listing standards as well as applicable rules and regulations adopted by the Securities and Exchange Commission. In accordance with these listing standards and rules, our board of directors has determined that Messrs. Deiss, Machovina, Reynolds and Wargo are each qualified as an independent director of our company.

Our board of directors encourages all members of the board to attend each annual meeting of our stockholders. Two of our board members attended our last annual meeting of stockholders.

Executive Sessions of Independent Directors

In connection with each regularly scheduled board meeting during 2006, our independent directors held executive sessions during which only the independent directors were present.

Audit Committee

Messrs. Bryan, Machovina and Wargo were the members of the audit committee through December 31, 2006. In February 2007, our board of directors approved Messrs. Deiss, Machovina and Wargo as the members of the audit committee. Mr. Wargo was during fiscal year 2006 and currently remains the chairman of the audit committee. Each of the members of the audit committee met and continues to meet the applicable independence rules and regulations of NASDAQ and the Securities and Exchange Commission, as such rules and regulations exist on the date of this proxy statement, and each is financially literate as determined by our board of directors in light of applicable regulatory standards. Our board of directors has determined that Mr. Wargo is a “financial expert” as defined by applicable Securities and Exchange Commission rules and regulations. The audit committee met seven (7) times in 2006. Our audit committee holds a separate meeting with our independent auditors in conjunction with each regularly scheduled audit committee meeting that employee and affiliated directors and other members of management do not attend.

The audit committee assists our board in its oversight responsibilities relating to our financial accounting, reporting and controls. The audit committee monitors and evaluates periodic reviews of the adequacy of our accounting and financial reporting processes and internal control over financial reporting that are conducted by our financial and senior management and our independent auditors. In addition, the audit committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors, reviews and evaluates the qualifications, independence and performance of our independent auditors, monitors our compliance with legal and regulatory requirements and facilitates communication among our independent auditors, our financial and senior management and our board of directors. The audit committee has the authority to obtain advice and assistance from such outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties and receives appropriate funding, as determined by the audit committee, from our company for such advice and assistance.

The charter of our audit committee is available on our website at www.opentv.com.

Audit Committee Report.  Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the consolidated financial statements and an independent audit of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The audit committee discussed with our independent auditors the overall scope and plans for its audit. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, and the overall quality of our financial reporting.

In performing its oversight role, the audit committee reviewed, considered and discussed the audited financial statements with management and the independent auditors. The audit committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The audit committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The audit committee also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence.

Based on the reports and discussions described in this Report, the audit committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The audit committee also recommended to the board of directors, and the board approved, subject to stockholder ratification, the selection of Grant Thornton LLP as independent auditors for the year ending December 31, 2007.

Submitted by the members of the audit committee:

Joseph Deiss
Jerry Machovina
J. David Wargo

Compensation and Nominating Committee

During the year ended December 31, 2006, our board of directors had a compensation committee, the members of which were Messrs. Bennett, Bryan, Chiddix, Wargo and Zeisser. Mr. Bryan was the chairman of the compensation committee. The compensation committee met informally throughout the year and Mr. Bryan, as chairman, met with our Chief Executive Officer and other members of management at various times during the year to discuss compensation matters related to 2006. The board approved certain recommendations made by the compensation committee in 2006 and the committee also acted by unanimous written consent one time during 2006.

In February 2007, our board of directors replaced our compensation committee with a compensation and nominating committee, and appointed Messrs. Deiss, Machovina and Smadja as members of such committee, with Mr. Deiss appointed as chairman. The purposes of the compensation and nominating committee are (i) to oversee the company’s compensation policies and programs and specifically to determine the compensation of the company’s executive officers; and (ii) to identify, screen and review individuals qualified to serve as directors consistent with criteria approved by the board of directors and to recommend for approval by the board of directors nominees for election at the annual meeting of stockholders or to fill vacancies on the board of directors. The compensation and nominating committee considers suggestions from many sources, including stockholders, regarding possible candidates for directors. Such suggestions, together with appropriate biographical information, should be submitted to OpenTV Corp., Attn: Corporate Secretary, 275 Sacramento Street, San Francisco, California 94111. Possible candidates who have been suggested by stockholders are evaluated by the compensation and nominating committee in the same manner as are other possible candidates. The compensation and nominating committee also acts as the administrator of the company’s equity compensation plans.

The charter of our compensation and nominating committee is available on our website at www.opentv.com.

Compensation Committee Interlocks and Insider Participation

Mr. Chiddix, who previously served on the compensation committee during 2006, was our Chief Executive Officer from May 2004 through March 2007. No interlocking relationship exists between our board of directors and its compensation committee and the board of directors or compensation committee of any other company.

Executive Committee

In February 2007, our board of directors approved the formation of an executive committee and appointed Messrs. Chiddix, Deiss, Guggenheim, Kudelski and Smadja as members of such committee, with Mr. Kudelski appointed as chairman. The purpose of the executive committee is to assist the board of directors by: (i) exercising powers of the board of directors (other than with regard to issues reserved to the board of directors as a whole or to the independent directors by law, regulation, listing rule or the company’s Articles of Association or Memorandum of Association) in relation to matters that arise between regularly scheduled meetings of the board of director or when it is not practical or feasible for the board of directors to meet; (ii) performing specific tasks as requested by the board of directors; (iii) providing guidance to senior management concerning the operations of the company; and (iv) reporting to the board of directors on its activities.

Stockholder Communication with Directors

Our stockholders may send communications to our board of directors or to individual directors by mail addressed to the board of directors or to an individual director c/o OpenTV Corp., Attn: Corporate Secretary, 275 Sacramento Street, San Francisco, California 94111. All such communications from stockholders will be forwarded to our directors on a timely basis.

Code of Ethics

We have adopted a code of conduct that applies to all of our employees, directors and officers. Our code of conduct constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and the “code of conduct” under the Nasdaq Marketplace Rules. Our code of conduct is available on our website at www.opentv.com.

EXECUTIVE COMPENSATION

The following sections set forth information relating to, and analysis and discussion of, compensation paid by the company to:

•	James A. Chiddix, who served as our Chief Executive Officer during the year ended December 31, 2006;

•	Shum Mukherjee, who served as our Executive Vice President and Chief Financial Officer during the year ended December 31, 2006;

•	Nigel W. Bennett, Timothy Evard and Scott Wornow, our three other most highly compensated executive officers as of December 31, 2006; and

We collectively refer to these executive officers as our “named executive officers.” Discussion is also provided regarding the compensation package for Alan A. Guggenheim, who became our Chief Execution Officer in March 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview; Philosophy

The Compensation and Nominating Committee of our board of directors, which was formerly the Compensation Committee, has responsibility for establishing, implementing and regularly monitoring adherence to our compensation philosophy. That philosophy seeks to align the interests of our company’s executive officers with those of our stockholders, with the ultimate goal of appropriately motivating and rewarding our executives in an effort to increase stockholder value. To that end, the compensation packages provided to the named executive officers include both cash and performance-based incentive compensation.

The Compensation and Nominating Committee seeks to formulate a compensation package for each executive officer that is commensurate with the responsibilities and proven performance of that executive, and that is competitive relative to the compensation packages paid to executives with comparable experience, duties and responsibilities at other companies that are similarly situated in terms of industry, geography and financial position. The Compensation and Nominating Committee also believes that compensation packages should assist our company in attracting key executives critical to our long-term success.

The Compensation and Nominating Committee did not retain a compensation consultant to advise it in connection with its determination of the compensation paid to the named executive officers in 2006.

Role of Chief Executive Officer in Compensation Decisions

Although the compensation package of each named executive officer is within the discretion of and determined by the Compensation and Nominating Committee and the board of directors, recommendations are obtained from the Chief Executive Officer as to each named executive officer’s total compensation package (other than that of the Chief Executive Officer). The Chief Executive Officer’s recommendations are based on his evaluation of the performance and contributions of the other named executive officers, given their respective areas of responsibility. When making recommendations, the Chief Executive Officer considers various qualitative factors such as:

•	the named executive officer’s experience and overall effectiveness;

•	the responsibilities assumed by the named executive officer, including as a result of any promotion;

•	the named executive officer’s demonstrated leadership and management ability;

•	the named executive officer’s compensation relative to other executives at our company;

•	the named executive officer’s years of service with our company; and

•	the performance of the group for which the named executive officer is primarily responsible.

Setting Executive Compensation

In making its compensation decision for each named executive officer, the Compensation and Nominating Committee considers the following:

•	each element of the named executive officer’s historical compensation, including salary, bonus, equity compensation and perquisites and other personal benefits;

•	the financial performance of our company compared to internal forecasts and budgets;

•	the scope of the named executive officer’s responsibilities;

•	the performance of the group reporting to the named executive officer;

•	the compensation packages paid to executives with comparable experience, duties and responsibilities at other companies that are similarly situated in terms of industry, geography and financial position; and

•	as to each named executive officer (other than the Chief Executive Officer), the performance evaluations and compensation recommendations given by the Chief Executive Officer.

The Compensation and Nominating Committee considered the above factors when negotiating the compensation of Alan A. Guggenheim, our current Chief Executive Officer, prior to Mr. Guggenheim joining our company in March 2007. The Compensation and Nominating Committee also considered the need to offer Mr. Guggenheim a sufficiently attractive compensation package to induce him to leave his position with his prior employer and relocate his principal residence to the San Francisco area. For more details relating to Mr. Guggenheim’s employment agreement, see below under the heading “Compensation Changes for 2007 — Employment Agreement with Current Chief Executive Officer.”

Elements of 2006 Executive Compensation

For 2006, the principal components of compensation for the named executive officers were:

•	base salary;

•	annual individual target bonuses based 50% on individual performance and 50% on company performance;

•	equity incentive compensation;

•	matching contributions under our 401(k) plan; and

•	benefits under our health and welfare benefits plans.

Base Salary.  The Compensation and Nominating Committee reviews the base salaries of the named executive officers on an annual basis, as well as at the time of a promotion or other change in responsibilities. Historically, after establishing a named executive officer’s base salary, the Compensation and Nominating Committee has limited increases to adjustments based on an evaluation of a named executive officer’s job performance, any changes in the scope of the named executive officer’s responsibilities, and the named executive officer’s salary level compared to other executive officers at our company. The performance evaluation of a named executive officer by the Chief Executive Officer as well as a review by the Compensation and Nominating Committee of compensation data concerning other companies that are similarly situated in terms of industry, geography and financial condition are also significant factors in any salary decision.

2006 Bonuses.  Individual bonuses paid to our named executive officers are determined by the Compensation and Nominating Committee annually and are intended to serve both as an incentive for individual performance and as a retention mechanism. Target bonuses for our senior vice presidents and above, other than the Chief Executive Officer, are generally 35% of their base salary. The amounts of the actual bonuses paid are determined by the Compensation and Nominating Committee based on recommendations made by the Chief Executive Officer, 50% based on the perceived contribution of the named executive officers to our performance in 2006 and 50% on the performance of the company during such period as compared to internal forecasts and budgets. The amounts are intended to be sufficient to enable the company to retain the services of the named executive officers, and as an incentive to increase performance in the following year. For 2004 and 2005, the Compensation and Nominating

Committee awarded bonuses to the named executive officers in the form of Class A ordinary shares, except that Mr. Chiddix received his 2004 annual bonus in cash pursuant to the terms of his employment agreement. For 2006, the Compensation and Nominating Committee elected to award cash bonuses. See the Summary Compensation Table below for the bonus amounts awarded to our named executive officers for 2006. The Compensation and Nominating Committee made this decision based on its desire to minimize dilution to existing stockholders, maintain employee morale during the transition to a new controlling stockholder and in light of the company’s cash position, which included a $5.4 million capital contribution made by Liberty Media in connection with the sale of its controlling stake to Kudelski.

Equity Incentive Compensation.  The Compensation and Nominating Committee (including its predecessors) has historically sought to align the interests of the named executive officers with those of our stockholders by awarding stock-based incentive compensation. The committee believed that this practice helped ensure that our executives have a continuing stake in our long-term success. We do not have stock ownership guidelines, and our equity incentive plans have generally been the principal means by which our executive officers acquire stock in our company. As a result of the recent change in composition of our board of directors, the Compensation and Nominating Committee is currently evaluating the company’s equity compensation practices. Depending upon the results of this evaluation, the Compensation and Nominating Committee may recommend changes to the board of directors in respect of the manner in which equity incentive compensation is handled during 2007 and beyond.

The OpenTV Corp. 2005 Incentive Plan provides for the grant of a variety of incentive awards tied to our Class A ordinary shares, including stock options, restricted shares, stock appreciation rights and performance awards. The Compensation and Nominating Committee has historically granted stock options in preference to other awards because of its belief that options better promote retention of key employees through the continuing, long-term nature of an equity investment. In this regard, awards under the plan generally vest over a four year period. Stock options are awarded with an exercise price equal to fair market value on the date of grant, generally measured by reference to the closing sale price on that date of our Class A ordinary shares. In the past, grants have been made by the Compensation and Nominating Committee to our employees in connection with the commencement of their employment and as part of an annual focal grant designed to enhance retention and reward performance. We do not coordinate the timing of our awards with the release of material non-public information.

In 2006, the named executive officers were awarded stock options in the amounts indicated in the table captioned “Grants of Plan-Based Awards” below.

Perquisites and Other Personal Benefits.  Historically, our primary means of compensation to our executive officers were cash and stock-based compensation. We have not generally elected to offer a significant amount of perquisites to our employees. We have agreed to provide some perquisites and personal benefits to our current Chief Executive Officer as described below in the separate description of the employment arrangement we have with Mr. Guggenheim. See “Compensation Changes for 2007 — Employment Agreement with Current Chief Executive Officer.”

401(k) Plan.  We maintain a 401(k) plan, in which named executive officers may participate. During 2006 we matched 50% of participants’ contributions up to a maximum of $3,000. The amounts of matching contributions allocated to our named executive officers are set forth below in the Summary Compensation Table. Participation in the 401(k) plan is available to employees on a non-discriminatory basis.

Health and Welfare Benefits.  We provide health, life and disability insurance and other employee benefits programs to our employees, including our named executive officers. The Compensation and Nominating Committee is responsible for overseeing the administration of these programs and believes that the employee benefits programs should be generally comparable to those maintained by comparable companies so that we are able to attract and retain officers and other employees. Our employee benefits plans are provided on a non-discriminatory basis to all employees.

Deductibility of Executive Compensation

In developing the compensation packages for the named executive officers, the Compensation and Nominating Committee considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue

Code. That provision prohibits the deduction of compensation of more than $1 million paid to certain executives, subject to certain exceptions. One exception is for performance-based compensation, including stock options granted under our OpenTV Corp. 2005 Incentive Plan. The Compensation and Nominating Committee has not adopted a policy requiring all compensation to be deductible under Section 162(m), in order to maintain flexibility in making compensation decisions.

Compensation Changes for 2007

Employment Agreement with Current Chief Executive Officer.

On March 13, 2007, we entered into an employment agreement with Alan A. Guggenheim pursuant to which Mr. Guggenheim agreed to serve as our Chief Executive Officer. The employment agreement was approved by the entire board of directors, including each of our independent directors.

Pursuant to Mr. Guggenheim’s employment agreement, Mr. Guggenheim receives an annual base salary of $610,000. In addition, we issued to Mr. Guggenheim 60,000 restricted Class A ordinary shares on March 13, 2007, the effective date of the employment agreement. Mr. Guggenheim’s employment agreement provides that we will issue an additional 61,000 restricted Class A ordinary shares on March 13, 2008, 62,000 restricted Class A ordinary shares on March 13, 2009 and 65,000 restricted Class A ordinary shares on all subsequent anniversaries of the effective date of the employment agreement. Such restricted Class A ordinary shares of the Company will be fully vested, but will be restricted from sale or transfer until the earlier of the third anniversary of the date of issuance, the one year anniversary of termination of the employment agreement other than “for cause”, death or disability, or the termination of the employment agreement as a result of Mr. Guggenheim’s death or disability. Mr. Guggenheim is also eligible for two annual bonus awards. The total annual bonuses earned by Mr. Guggenheim in any calendar year pursuant to the employment agreement will not exceed seven times the amount of Mr. Guggenheim’s annual base salary plus the value of the restricted shares granted to Mr. Guggenheim in such year, based on the closing price of the our Class A ordinary shares on the NASDAQ Global Market on the last trading day of the applicable year. The first annual bonus award will be based on performance criteria to be determined by the Compensation and Nominating Committee. The target bonuses for this award will be $300,000 in 2007, $280,000 in 2008, $260,000 in 2009 and $240,000 in 2010. The second annual bonus award will be based on the Company’s achievement of targeted amounts of earnings before interest and taxes (EBIT), as determined by the Compensation and Nominating Committee.

The employment agreement also provides Mr. Guggenheim with certain perquisites that the board of directors and Compensation and Nominating Committee believed were important in order to induce Mr. Guggenheim to leave his position with his prior employer and relocate his principal residence to the San Francisco area. We have agreed to reimburse Mr. Guggenheim for agreed relocation expenses and to pay Mr. Guggenheim a housing allowance equal to $200,000 per year through 2009, and $50,000 per year thereafter until 2012. In addition, the Company has agreed to provide a company car for use by Mr. Guggenheim, and the board of directors has approved a payment of one hundred and six thousand dollars ($106,000) to Mr. Guggenheim in order to compensate Mr. Guggenheim for benefits provided by his past employer that have been forfeited as a result of the timing of his employment with our company, subject to repayment if Mr. Guggenheim is terminated for “cause” or terminates his employment without “good reason” within six months of the date of his employment agreement.

Mr. Guggenheim’s employment agreement provides for an initial term of employment of one year and will renew for additional one year terms unless Mr. Guggenheim or we elect not to renew the employment agreement by providing twelve months prior written notice or until Mr. Guggenheim’s employment is otherwise terminated in accordance with the employment agreement. If Mr. Guggenheim’s employment is terminated other than for “cause”, death or disability, Mr. Guggenheim (or, in the case of death, his estate) will receive the following:

•	payment for all unpaid salary and reimbursable business expenses, and accrued vacation time up to the date of termination,

•	salary continuation through the end of the employment term,

•	a prorated amount of the annual bonuses that would have been paid to Mr. Guggenheim with respect to the applicable year,

•	if applicable, a reduction in the period of restriction applicable to restricted shares of the Company’s Class A ordinary shares issued pursuant to the employment agreement, and

•	through the end of the employment term, or such earlier time as Mr. Guggenheim receives alternative health coverage, reimbursement of the difference between monthly COBRA payments actually made by Mr. Guggenheim for continued health benefits during such period and the amount he would have paid for health coverage for himself and his dependents under our plan had he remained an employee of our company during such period.

If Mr. Guggenheim’s employment is terminated for death or disability, Mr. Guggenheim (or, in the case of death, his estate) will receive the following:

•	payment for all unpaid salary and reimbursable business expenses, and accrued vacation time up to the date of termination,

•	an amount equal to one-half of Mr. Guggenheim’s current base salary,

•	a prorated amount of the annual bonuses that would have been paid to Mr. Guggenheim with respect to the applicable year, and

•	if applicable, a waiver of the period of restriction applicable to restricted Class A ordinary shares issued pursuant to the employment agreement.

REPORT OF COMPENSATION AND NOMINATING COMMITTEE

The Compensation and Nominating Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in the company’s 2007 proxy statement. This report is provided by the following directors, who comprise the Compensation and Nominating Committee:

Submitted by the members of the Compensation and Nominating Committee:

Joseph Deiss
Jerry Machovina
Claude Smadja

Summary Compensation Table

Name and Principal					All Other
Position	Year	Salary	Bonus(1)	Option Awards(2)	Compensation		Total

James A. Chiddix	2006	$486,494	$157,008	$673,813	$3,000	(3)	$1,320,315
Former Chief Executive Officer and Chairman
Shum Mukherjee	2006	$310,500	$108,675	$169,044	$3,000	(3)	$591,219
Executive Vice President & Chief Financial Officer
Nigel W. Bennett	2006	$293,941	$102,879	$130,748	$325,277	(4)	$852,845
Senior Vice President & General Manager of Europe, Middle East and Africa
Timothy Evard(5)	2006	$375,000	—	$264,193	$3,000	(3)	$642,193
Former Senior Vice President & General Manager of Marketing and Applications
Scott Wornow(6)	2006	$310,500	$108,675	$154,740	$3,000	(3)	$576,915
Former Executive Vice President for Legal and Business Affairs

(1)	Bonus compensation is displayed for the year such bonus was earned.

(2)	The dollar amounts recognized for financial statement reporting purposes have been calculated in accordance with FAS 123R. However, as required, the amounts shown exclude the impact of estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 14 to our consolidated financial statements for the year ended December 31, 2006 (which are included in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission, or SEC, on March 15, 2007).

(3)	Represents matching contributions made to individual’s 401(k) plan account in the fiscal year.

(4)	Represents a payment of $3,000 in connection with a matching contribution made to Mr. Bennett’s 401(k) plan account in the fiscal year, $750 for tax preparation, $131,246 for housing and car allowance and $52,223 for reimbursement of tuition fees for his children. The company also paid a total of $138,058 on behalf of Mr. Bennett to U.S. and U.K. income tax authorities in respect of Mr. Bennett’s 2006 compensation. These payments were made as part of an expatriate package for Mr. Bennett in connection with his assignment to our London, UK office.

(5)	Mr. Evard’s employment with us ended in January 2007.

(6)	Mr. Wornow’s employment with us ended in April 2007.

Executive Compensation Arrangements

Employment Agreement with our Former Chief Executive Officer

In connection with the appointment of Alan A. Guggenheim as our Chief Executive Officer in March 2007, James A. Chiddix’s employment with us terminated, though Mr. Chiddix remains a member of our board of directors. Pursuant to his employment agreement with us, in connection with his termination, Mr. Chiddix became entitled to the following benefits: (i) payment for all unpaid salary, reimbursable business expenses not theretofore paid and accrued vacation time up to the date of termination, (ii) 12 months of salary continuation, (iii) a pro-rata portion of any 2007 bonus awarded to him, (iv) continued vesting of stock options (including performance-based stock options that had begun to vest prior to the date of termination) through April 2008, (v) continued exercisability of stock options for a period of 90 days following the date on which the last stock options referred to in the preceding clause (iv) shall have vested, and (vi) for the period in which Mr. Chiddix receives salary continuation benefits from us (or such shorter period if he receives alternative health care coverage), amounts equal to the difference between the monthly premium payments paid by Mr. Chiddix for continued health care coverage and the amount he would have paid for health care coverage had he remained an employee of us.

Employment Letter with our Chief Financial Officer

We have an employment offer letter with Shum Mukherjee, who serves as our Executive Vice President and Chief Financial Officer, under which Mr. Mukherjee receives an annual salary of $310,500, with a target bonus of 35% of his annual salary. Mr. Mukherjee was granted an option to acquire 150,000 Class A ordinary shares upon joining the company in June 2005, at an exercise price of $2.81 per share. Pursuant to such employment letter, Mr. Mukherjee was also granted an option to acquire 100,000 Class A ordinary shares on April 4, 2006 at an exercise price of $2.84 per share, as a result of the achievement of specific performance goals.

Under his employment letter Mr. Mukherjee is considered an employee at-will. If Mr. Mukherjee’s employment is terminated by us other than for “cause,” as defined in his employment letter, or as a result of a material reduction in his duties or responsibilities or base salary, Mr. Mukherjee would receive the following:

•	payment for all unpaid salary, reimbursable business expenses not theretofore paid and accrued vacation time up to the date of termination;

•	salary continuation for a period of six months after termination, unless such termination is within 12 months of a “change in control” (as defined in his employment letter), in which case he would be entitled to receive 12 months of salary paid;

•	continued vesting of stock options for a period of six months after termination, unless such termination is within 12 months of a “change in control” (as defined in his employment letter), in which case he would be entitled to receive 12 months of vesting; and

•	continued exercisability of stock options for a period of 90 days following the date on which the last stock options referred to in the preceding bullet point shall have vested.

The employment letter contains an agreement not to compete with the business of our company for a period of one year from termination.

  Employment Letter with our Senior Vice President and General Manager of Europe, Middle East and Africa

We have an employment letter with Nigel W. Bennett, who serves as our Senior Vice President and General Manager of Europe, Middle East and Africa, under which Mr. Bennett receives an annual salary of $293,941, with a target bonus of 35% of his annual salary. Under his employment letter, Mr. Bennett is considered an employee at-will. If Mr. Bennett’s employment is terminated by us other than for “cause,” as defined in his employment letter, or as a result of a material reduction in his duties or responsibilities or base salary, Mr. Bennett would receive the following:

•	payment for all unpaid salary, reimbursable business expenses not theretofore paid and accrued vacation time up to the date of termination;

•	salary continuation for a period of six months after termination, unless such termination is within 12 months of a “change in control” (as defined in his employment letter), in which case he would be entitled to receive 12 months of salary paid;

•	continued vesting of stock options for a period of six months after termination, unless such termination is within 12 months of a “change in control” (as defined in his employment letter), in which case he would be entitled to receive 12 months of vesting; and

•	continued exercisability of stock options for a period of 90 days following the date on which the last stock options referred to in the preceding bullet point shall have vested.

In addition to his employment letter, we also entered into an Expatriation Assignment Agreement with Mr. Bennett in November 2004, that sets forth the terms of his assignment to our London, U.K. office. Under the terms of this agreement, Mr. Bennett receives additional benefits to induce him to continue his assignment in our London office, including a housing allowance, car allowance, reimbursement of tax expenses and reimbursement of reasonable tuition expenses for Mr. Bennett’s children. For information on the amounts of the benefits paid to or on behalf of Mr. Bennett in 2006, see the Summary Compensation Table.

Separation Agreement with our Former Executive Vice President, Legal and Business Affairs

On March 13, 2007, we executed a separation and release agreement with Scott Wornow, who served as our Executive Vice President, Legal and Business Affairs. The agreement provides, among other things, for the continuation of his base salary through September 30, 2007, payment of his 2006 bonus, partial reimbursement of monthly COBRA payments made for continued health benefits during the period ending September 30, 2007 and continued vesting of his stock options through September 30, 2007. Any options vested through September 30, 2007 will remain exercisable until December 31, 2007.

Grants of Plan-Based Awards

The following table contains information regarding plan-based incentive awards granted during the year ended December 31, 2006.

		All Other Option
		Awards: Number	Exercise or
		of Securities	Base Price of
Name(1)	Grant Date	Underlying Options	Option Awards

Shum Mukherjee	April 4, 2006	100,000	$2.84
Nigel W. Bennett	April 4, 2006	100,000	$2.84
Timothy Evard	April 4, 2006	100,000	$2.84
Scott Wornow	April 4, 2006	50,000	$2.84

(1)	James A. Chiddix, our former chief executive officer and currently a director of our company, did not receive a grant of plan-based incentive awards during 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information regarding equity awards outstanding as of December 31, 2006.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying		Option
	Unexercised Options	Unexercised Options	Option	Expiration
Name	Exercisable	Unexercisable	Exercise Price	Date

James A. Chiddix	250,000	750,000	$2.99	3/23/14
	45,000	455,000	$2.99	3/23/14
Shum Mukherjee	56,250	93,750	$2.81	6/8/15
	—	100,000	$2.84	4/04/16
Nigel W. Bennett	54,560	—	$15.03	8/11/09
	27,496	—	$43.27	6/30/10
	20,000	—	$9.71	1/10/11
	20,496	—	$4.77	10/1/11
	10,000	10,000	$1.63	6/03/13
	5,000	15,000	$2.99	3/23/14
	43,750	56,250	$2.84	3/31/15
	—	100,000	$2.84	4/04/16
Timothy Evard	50,000	150,000	$4.00	12/01/14
	—	100,000	$2.84	4/04/16
Scott Wornow	22,500	22,500	$4.59	10/27/13
	10,000	30,000	$2.99	3/23/14
	43,750	56,250	$2.84	3/31/15
	8,333	41,667	$2.84	4/04/16

Option Exercises and Stock Vested

None of our named executive officers exercised options during the year ended December 31, 2006.

Potential Payments Upon Termination or Change-in-Control

Certain of our named executive officers have contractual rights to severance or change of control payments under their employment agreements. For a description of potential payments upon termination or change in control, please see the information included above under “Summary Compensation Table — Employment Agreement with Former Chief Executive Officer,” “— Employment Letter with our Chief Financial Officer and “Employment Letter with our Senior Vice President and Managing Director of Europe, Middle East and Africa.” In addition, our named executive officers hold stock options issued under our stock option plans and the vesting of options issued under those plans may be accelerated, under certain circumstances, upon or in connection with a change of control of the company.

Compensation of Directors

Director Compensation Table

The following table sets forth the compensation paid to our directors during the year ended December 31, 2006. As a result of the recent change in the composition of our board of directors discussed above, the Compensation and Nominating Committee has evaluated the company’s director compensation practices in light of the expected duties and responsibilities of the new board of directors and the compensation practices of other companies that are similarly situated in terms of industry, geography and financial position. The committee has recommended changes in director compensation to the board of directors, which is expected to review and consider implementation of such recommendations for 2007 and beyond.

	Fees Earned or	Option
Name(1)	Paid in Cash(2)(3)	Awards(4),(5)	Total

J. Timothy Bryan	$48,000	$33,081	$81,081
Jerry Machovina	$105,000 (6)	$39,620	$144,620
J. David Wargo	$55,000	$34,337	$89,337

(1)	Robert R. Bennett, James A. Chiddix, Anthony G. Werner and Michael Zeisser did not receive separate compensation for their service as members of our board of directors during 2006.

(2)	During the year ended December 31, 2006, each of our independent directors was paid an annual retainer of $10,000 for serving on our board of directors and $15,000 for serving on our audit committee. In addition, an independent director serving as chairman of the audit committee was paid an annual retainer of $5,000, and an independent director serving as chairman of the compensation committee was paid an annual retainer of $3,000. The annual retainers were paid in quarterly installments and continued so long as the independent director served as a member of our board of directors. The annual retainers may be paid, at the election of the director, in our Class A ordinary shares rather than cash. During 2006, our non-independent directors did not receive any separate compensation for attending board or committee meetings. All of our directors were reimbursed for actual expenses they incurred to attend meetings.

(3)	Our board of directors formed a special committee consisting of independent directors in September 2006 in connection with the stock purchase transaction between Kudelski and Liberty. Mr. Wargo received a fee of $25,000 for his service as chairman of that committee, and Messrs. Bryan and Machovina each received a fee of $20,000 for their service as members of that committee.

(4)	Under the compensation policy for independent directors adopted by our board of directors and effective for the year ended December 31, 2006, each independent director received an automatic quarterly option grant to purchase 2,500 of our Class A ordinary shares. The exercise price of all stock options granted to independent directors was equal to the fair market value of our Class A ordinary shares on the date of grant. The vesting schedule for these options was four years, with twenty-five percent (25%) vesting on the first anniversary of the grant date and an additional l/48th vesting thereafter on a monthly basis over a four-year period from the grant date. Each option has a ten-year term unless earlier terminated. The options remain exercisable as to vested shares for up to ninety days following the optionee’s termination of service as a director, unless such termination is a result of death or of total and permanent disability, in which case the options remain exercisable for up to a one-year period. Pursuant to this policy, on each of January 3, April 3, July 3 and October 2, 2006, we granted to each independent director options to purchase 2,500 shares of our Class A ordinary shares under our 2005 Incentive Plan at an exercise price equal to and grant date fair values of $2.29, $2.88, $3.94 and $2.76, respectively.

(5)	The dollar amounts recognized for financial statement reporting purposes have been calculated in accordance with FAS 123R. However, as required, the amounts shown exclude the impact of estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 14 to our consolidated financial statements for the year ended December 31, 2006 (which are included in our Annual Report on Form 10-K as filed with the SEC on March 15, 2007).

(6)	In February 2006, our board of directors appointed Jerry Machovina as Lead Director to coordinate and assist in the development of our 2006 branding, advertising and marketing strategy. In connection with the appointment of Mr. Machovina to serve in this capacity, our board of directors approved a monthly cash fee of $10,000 (subject to a cap of $60,000 in calendar year 2006), plus reimbursement of all reasonably related out-of-pocket expenses, payable to Mr. Machovina for serving as Lead Director and undertaking those additional duties.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following describes certain agreements we have with certain of our significant stockholders and describes certain transactions involving related parties and us since January 2006 through the date of this proxy statement. We believe that the terms of each of these agreements are no less favorable to us than terms we would have obtained in arm’s length negotiations with unaffiliated third parties. Prior to entering into any related party transactions, the company, and if applicable the audit committee of the board of directors, shall review the proposed transaction in light of applicable law, NASDAQ Marketplace rules, the Code of Business Conduct and Ethics and other appropriate considerations.

Letter Agreement with Liberty

In connection with, and as a condition to, the adoption of our amended and restated memorandum of association which was approved by our board of directors (including each of our independent directors) in February 2006, we entered into a letter agreement with Liberty. Under that agreement, Liberty agreed that if it (or any of its affiliates) sells or otherwise transfers any of our Class B ordinary shares to a third party and the aggregate sale proceeds received by Liberty in that transaction exceed, on a per share basis, the trading price of our Class A ordinary shares as determined in accordance with an agreed formula, then Liberty will contribute to us, generally in the same form it receives as consideration for its shares, a proportionate percentage of that aggregate premium, reflecting Liberty’s relative economic (not voting) ownership in our company. As a result of that commitment and the stock purchase transaction between Liberty and Kudelski, we expect to receive a capital contribution of up to $19.7 million in cash, representing 71.4% of the premium received by Liberty in the transaction. We received $5.4 million of this amount in January 2007 and may receive up to an additional $14.3 million in cash in early 2008 after expiration of an indemnity period specified in the stock purchase agreement between Liberty and Kudelski.

Indemnification Agreements with Directors and Executive Officers

We have entered into customary indemnification agreements with some of our executive officers and directors and expect to continue to do so in the future if new officers or directors join our company.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy materials and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC or over the Internet at the SEC’s website at www.sec.gov. Additional information can also be found on our website at www.opentv.com. Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement. If you would like to receive a copy of any exhibits listed in our Annual Report on Form 10-K for the year ended December 31, 2006, please call or submit a request in writing to Investor Relations, OpenTV Corp, 275 Sacramento Street, San Francisco, California 94111, Tel. No. (415) 462-5000, and we will provide you with a copy of the exhibits at no charge.

Stockholders’ Proposals for 2008 Annual Meeting.  If you want us to consider including a proposal in our proxy statement for our 2008 annual meeting of stockholders, you must deliver a copy of your proposal to our Corporate Secretary at our principal executive offices at 275 Sacramento Street, San Francisco, California, 94111 no later than January 23, 2008 (or such other date as we may determine and announce in connection with the actual scheduling of our next annual meeting). If you intend to present a proposal or nominate directors at our 2008 annual meeting of stockholders, but you do not intend to have it included in our 2008 proxy statement, you must deliver a written copy of your proposal or notice of director nomination to our Corporate Secretary at our principal executive offices between April 23 and May 23, 2008 (or such other date as we may determine and announce in connection with the actual scheduling of our next annual meeting). If, however, we provide less than 40 days notice of our 2008 annual meeting, your notice will be timely if we receive it by the close of business on the fifth day following the day on which we publicly announce the date of the 2008 annual meeting. If we do not receive your proposal within the specified time frame, you will not be permitted to raise your proposal at the annual meeting. All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 and, as with any stockholder proposal (regardless of whether it is included in our proxy materials), our memorandum of association, articles of association and the law of the British Virgin Islands.

Proxy Solicitation Costs.  This proxy solicitation is being made and paid for by us. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting information to the beneficial owners. Our directors, officers and regular employees may solicit proxies on our behalf, without additional compensation, in person or by telephone.

OTHER MATTERS

Our board of directors does not presently intend to bring any other business before the meeting, and so far as is known to the board of directors as of the date of this proxy statement, no matters are to be acted upon at the meeting other than the matters described above. However, if any other matter should properly come before the meeting, the proxy holders named on the enclosed proxy card will vote the shares for which they hold proxies in their discretion.

By order of the board of directors,

/s/  Mark Beariault

Mark Beariault
Corporate Secretary
San Francisco, California
May 23, 2007

YOUR VOTE IS IMPORTANT.
Whether or not you plan to attend our annual meeting of stockholders, please submit a proxy by Internet, telephonically or mail so that your shares may be represented at the meeting.

OPENTV CORP.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
June 27, 2007
The stockholder(s) hereby appoint(s) Alan A. Guggenheim and Mark Beariault, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of OpenTV Corp. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on June 27, 2007 at 2:00 p.m. (Pacific Time) at our principal executive offices located at 275 Sacramento Street, San Francisco, California 94111 and any adjournment or postponement thereof.
Only stockholders who owned our shares at the close of business on May 23, 2007 may vote at the meeting or at any adjournment or postponement of the meeting. Your vote is important. Whether or not you plan to attend the meeting, please submit a proxy by Internet, telephone or mail so that the shares may be represented at the meeting. You may vote in person at the meeting, even if you have already submitted a proxy. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our executive offices in San Francisco at least ten days prior to the meeting for any purpose related to the meeting.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED REPLY ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

OPENTV CORP.
Vote On Directors
1.	Election of ten directors to our board of directors, each to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified:
1.	James A. Chiddix

2.	Joseph Deiss

3.	Lucien Gani

4.	Alan A. Guggenheim

5.	André Kudelski

6.	Jerry Machovina

7.	Mercer Reynolds

8.	Pierre Roy

9.	Claude Smadja

10.	J. David Wargo

FOR ALL	WITHHOLD FOR ALL	WITHHOLD AUTHORITY FOR SPECIFIC NOMINEES	To withhold authority to vote for a specific nominee, mark “Withhold Authority For Specific Nominees” and write the specific nominee’s number on the line below.
☐	☐	☐
Vote On Proposal
2.	Ratify our board of directors’ selection of Grant Thornton LLP as our independent auditors for our 2007 fiscal year.

FOR ☐	AGAINST ☐	ABSTAIN ☐
The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholders. If no direction is made, this proxy will be voted FOR the election of the listed nominees for directors and FOR Proposal 2. If any other business properly comes before the meeting or any adjournment or postponement thereof, the person(s) named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	DATE	Signature (Joint Owners)	DATE
MATERIALS ELECTION
As of July 1, 2007, Securities and Exchange Commission rules permit companies to send you a notice indicating that their proxy materials are available on the Internet and how you can request a mailed copy. Check the box to the right if you want to receive future proxy materials by mail at no cost to you. Even if you do not check the box, you will still have the right to request a free set of proxy materials upon receipt of a notice. ☐